EX 99.28(p)(22)

PPM HOLDINGS, INC.
PPM AMERICA, INC.
PPM FINANCE, INC.
JACKSON NATIONAL LIFE INSURANCE COMPANY

CODE OF ETHICS AND CONDUCT
FOR CERTAIN JACKSON NATIONAL LIFE EMPLOYEES

As an investment adviser, PPM America, Inc. (“PPMA”) owes its clients the highest duty of diligence and loyalty.  Accordingly, one of the fundamental policies of PPMA is to avoid any material conflict of interest and, when a material conflict cannot be avoided, to disclose the conflict to the client fully and fairly.  In addition, PPMA seeks to conduct its business in accordance with the principles of openness, integrity, honesty and trust.  Further, PPMA values ethical conduct in all of its practices and encourages its employees to live up not only to the letter of the law, but also to the ideals of the organization.  Also, the Securities and Exchange Commission (the “SEC”) has adopted Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”),  requiring investment advisers to adopt codes of ethics setting forth standards of conduct expected of their advisory personnel and addressing conflicts that arise from personal trading by advisory personnel.  Accordingly, in addition to a variety of other policies and procedures (including applicable policies and procedures of PPMA’s ultimate parent company Prudential plc (“UK Parent”)) and in furtherance of these fundamental policies, this Code of Ethics and Conduct (“Code”) has been adopted by PPMA, by PPMA’s immediate parent company, PPM Holdings, Inc., and by PPMA’s affiliated company, PPM Finance, Inc.  PPMA, PPM Holdings and PPM Finance are referred to collectively in the Code as “PPM.”

PPM is an indirect, wholly-owned subsidiary of Prudential plc, as is Jackson National Life Insurance Company (“Jackson” or “JNL”).  Jackson is an advisory client of PPMA and an investor in several funds managed by PPMA.  For purposes of reporting to their common ultimate parent company, PPM reports to the Chief Executive Officer of Prudential plc’s North American businesses (the “North America CEO”).

This Code contains references to the “Chief Compliance Officer.”  References to the Chief Compliance Officer mean the Chief Compliance Officer of PPMA, or one or more persons designated by the Chief Compliance Officer to assume responsibility for a particular function (for example, to monitor Personal Securities Transactions as that term is defined in Section II.A.) or during a period of time (for example, during an absence of the Chief Compliance Officer).  “Compliance” as used herein refers to such person or persons designated by the Chief Compliance Officer from time to time.

Throughout this Code, you will see references to the PTA System (“PTA”).  PTA is an electronic personal securities trading compliance system that is available on PPM’s intranet.  PPM has adopted PTA to perform automatically a variety of compliance functions required by the Code and SEC regulations.  A Covered Person may use PTA through a computer link-up outside of the office.

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PPM has adopted code of ethics and conduct (the “PPM Code”) for its employees and certain other persons as determined by the Chief Compliance Officer, including certain employees of Jackson who have (i) access to pre-trade or current PPM trading information, or portions of PPM’s Chicago office or computer systems containing such information, or (ii) director or officer responsibilities for PPM or certain related PPM entities.  This Code applies to certain employees of Jackson (not already subject to the PPM Code) who, in connection with the performance of their duties, acquire certain information about investment decisions or recommendations of PPMA before implementation or effective dissemination of those decisions or recommendations. Those persons are referred to in this Code as “Covered Persons.”  As noted further below, this Code applies to securities and accounts in which a Covered Person has a “beneficial interest” including, but not limited to, accounts of the Covered Person, members of their household, and any other account where the Covered Person either has a direct or indirect financial interest or exercises control or influence.  See Section II.A.2 and Appendix A for more detail.

The consequences of even an inadvertent violation of the Code may be severe.  If you have any question about how the Code would apply to any action you are contemplating, consult with the General Counsel of PPMA or Compliance before taking any action.

PPMA, PPM Holdings and PPM Finance have adopted a separate code of ethics (the “PPM Employees Code”) that applies to their directors, employees and to certain Jackson employees determined from time to time by PPMA’s Chief Compliance Officer to have substantially greater access to PPM’s operations and information than Covered Persons under this Code.  References to “employees” of PPM in this Code include those Jackson employees who are subject to the PPM Employees Code.  Jackson employees subject to the PPM Employees Code are not subject to this Code.

Please also remember that PPM has developed a Policy and Procedures for Certain JNL Covered Persons Regarding Inside Information and Chinese Walls (“Inside Information Policy”).  Please refer to the Inside Information Policy as appropriate.

I.           GENERAL FIDUCIARY STANDARDS

A.           Personal Securities Transactions.  No Covered Person may purchase or sell any security in which the Covered Person has, or by reason of such transaction acquires, a direct or indirect Beneficial Interest (as defined in Section II.A.2.), except in accordance with this Code.  See Appendix A for examples of situations in which a Covered Person will be deemed to have a Beneficial Interest in a security for purposes of the Code.  Specific prohibitions and reporting requirements are contained in Sections III and IV of the Code.

B.           Confidentiality.  Covered Persons may gain access to confidential information including, but not limited to information concerning (i) PPM client portfolios or activities (ii) and the business, operations, plans, finances, employees, and assets of PPM (“Confidential Information”). Confidential Information, regardless of whether such information is marked “confidential” and in whatever format it may be embodied, shall be kept confidential and not disclosed, used or copied, except as necessary to perform the duties of the job or as specifically directed by PPMA’s President, Chief Operating Officer or General Counsel. This obligation to

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maintain the confidentiality of clients’ and PPM’s Confidential Information applies both during and after employment with PPM. Except as otherwise agreed in writing, Covered Persons must return all copies of Confidential Information obtained from PPM to PPM if the Covered Person leaves the employ of Jackson. Any Covered Person who improperly uses or discloses any Confidential Information may be subject to disciplinary and/or legal action.

The paragraph above does not apply to (i) information that is publicly available or becomes publicly available, provided that such public availability does not result from a Covered Person’s misappropriation of such information or a Covered Person obtaining such information by improper means or from acts or omissions of another person that he or she  knows, or should have reason to know, misappropriated such information or utilized improper means to acquire it or acquired it under circumstances giving rise to a duty to maintain its secrecy or limit its use or (ii) information that is required by applicable law to be disclosed, but then, only to the extent disclosure is required and after giving each of PPMA’s General Counsel and Chief Operating Officer timely notice of such obligation.

C.           Service as a Director.  No Covered Person shall serve on the board of directors (or equivalent) of any for-profit company unless such service has been authorized by or disclosed to the Chief Compliance Officer or the General Counsel of Jackson.  Board service increases the likelihood of possession of material, non-public information, particularly in the case of any company with a class of publicly held securities.  Board service may also expose PPM and/or the individual to potential liability.  Please also refer to the Inside Information Policy.

D.           Exemptions from the Code’s Provisions.  The purpose of the Code is to prevent the damage that might result from a conflict between the interests of a Covered Person and PPM’s clients, not to impose undue financial burdens on Covered Persons.  For that reason, Compliance has the authority to grant an exemption from any provision of this Code (except the provisions requiring (i) reporting of Personal Securities Transactions and holdings, and (ii) advance approval of investments in private placements) if, in the judgment of Compliance, the requested exemption would not result in any breach by PPM of its duties to its clients.  Requests for an exemption must be submitted in writing using the form attached as Appendix D, or to the extent permitted by Compliance, via PTA.

II.           TRANSACTIONS COVERED BY THE CODE
AND EXEMPT TRANSACTIONS

The Code regulates Personal Securities Transactions as a part of the effort by PPM to detect and prevent conduct that might create an actual or potential conflict of interest with a client.  The Code flatly prohibits certain transactions and establishes reporting requirements for all Personal Securities Transactions except those listed as exempt in Section II.B.

A.           Transactions Covered by the Code.  A “Personal Securities Transaction” is a transaction in a security by or for the benefit of a Covered Person who is subject to the Code, including the acquisition or disposition of a security by gift or the acquisition of securities through an automatic dividend reinvestment plan.

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1.
“Security.”  Security is defined very broadly for purposes of the Code.  It means any note, stock, bond, debenture, investment contract or limited partnership interest and includes any right to acquire any security (i.e., options, warrants, and futures contracts) and investments in investment funds, hedge funds and investment clubs.

2.
“Beneficial Interest.”  An employee has a Beneficial Interest in a security in which he or she has a direct or indirect opportunity to profit or share in any profit derived from the transaction in the security and includes transactions in:

•	the personal account of a Covered Person,

•	the account of any relative of the Covered Person living in the Covered Person’s home),

•	any other account in which the Covered Person has a direct or indirect financial or “beneficial” ownership interest, and

•	any account (other than an account for a PPM client) that is directly or indirectly controlled by or under the influence of the Covered Person.

As required by the Securities and Exchange Commission, Beneficial Interest is defined broadly1; see Appendix A to the Code for specific examples of ownership arrangements where a Covered Person will be deemed to have a Beneficial Interest in a Security.  Having a Beneficial Interest in a security for purposes of the Code is not necessarily the same thing as ownership for other purposes (including, for example, tax purposes).

If you have any question about whether a transaction is covered by the Code, contact the General Counsel or Compliance before taking any action.

B.           Exempt Transactions.  The following transactions are exempt from the reporting provisions of this Code:

1.
purchases or sales effected in any account over which a Covered Person  has no direct or indirect influence or control (e.g., transactions effected for a Covered Person by a trustee of a blind trust) or in any account of the Covered Person which is managed on a discretionary basis by a person other than the Covered Person, over which the Covered Person does not exercise influence or

1 Rule 204A-1 under the Advisers Act defines “beneficial interest” for purposes of investment advisers’ codes of ethics as follows:

“Beneficial ownership is interpreted in the same manner as it would be under § 240.16a-1(a)(2) of this chapter in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 (15 U.S.C. 78p) and the rules and regulations thereunder.

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control and for which the Covered Person is neither consulted nor advised of purchase or sale transactions before trades are executed;

2.
purchases of securities by exercising rights that were issued by an issuer pro rata to all holders of a class of securities, but only if the Covered Person acquired the rights directly from the issuer (and not by purchase from someone other than the issuer), and sales of such rights so acquired; and

3.	securities transactions involving shares of registered open-end mutual funds, except for the following, which are subject to the reporting provisions of the Code:

●	Securities issued by exchange-traded funds (“ETFs”) organized as open-end mutual funds

➢
Note:  Except as set forth in Section II.B.5 below, transactions in shares of closed-end investment companies (including for example, common shares of closed-end funds listed for trading on a stock exchange) and UITs are not exempt transactions and are subject to the reporting provisions of the Code.

; and

●
Those funds, if any, for which PPMA or any control affiliate2 serves as investment adviser or principal underwriter) (“Reportable Funds”).  For purposes of this section, transactions in open-end mutual funds advised or underwritten by PPM or any affiliate, Jackson National Asset Management, LLC (“JNAM”), M&G Investment Management Ltd. (“M&G”), or Curian Capital LLC (“Curian”) are not deemed to be Exempt Transactions;

➢
For purposes of clarity, trades in Reportable Funds (JNAM, M&G or Curian mutual funds) must be reported to Compliance.  As a practical matter, if these funds are held in the Company’s 401(K) Plan (or represented by interests in the Company’s Management Deferred Income Plan), Compliance will receive reporting in response to this requirement directly from the Administrator of the Plan(s).  Other accounts holding these funds, if any, should be included on an Employee’s annual reporting (see Section III.B.1.c below).  Please contact Compliance with any questions regarding these matters.

2 Rule 204A-1(e)(9)(ii) includes, in the definition of a Reportable Fund, “any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.” Accordingly, while the Rule treats mutual fund transactions generally as exempt from the requirements of a code of ethics, mutual funds advised or underwritten by affiliates of an adviser may not be exempted for the adviser’s code.  Accordingly, the Rule requires PPMA to maintain records of transactions and holdings in affiliated mutual funds such as those advised or underwritten by JNAMn, M&G or Curian.

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4.	securities transactions involving direct obligations of the government of the United States (i.e., Cash Management Bills, Treasury Bills, Treasury Notes, Treasury Bonds an STRIPS);

5.
securities transactions involving bankers’ acceptances; bank certificates of deposit; commercial paper; high-quality short-term debt securities, including repurchase agreements and auction rate or remarketed preferred shares of closed-end exchange traded funds;

6.	securities transactions involving shares issued by money market funds;

7.	securities transactions involving units issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; and

8.
the acquisition of securities through an issuer’s dividend reinvestment plan (“DRP”); except that, a Covered Person’s initial participation, as well as changes in participation, in a DRP and any sales of securities acquired in a DRP must be reported.

III.           PERSONAL INVESTMENT RULES

A.           Prohibited Transactions.  The following transactions are prohibited:

1.
Front-Running.  No Covered Person shall engage in “front-running” an order or recommendation.  Front-running consists of executing a Personal Securities Transaction in the same or an underlying Security, options, rights, warrants, convertible securities, or other related securities, based on the knowledge of the forthcoming transaction or recommendation for purchase or sale by PPM for an account of a client.

2.
Securities on JNL Covered Persons Restricted List and JNL Covered Persons Debt Restructuring Restricted List; Inside Information Policy.  No Covered Person may purchase or sell any security to the extent prohibited by the Inside Information Policy, including any security on the JNL Covered Persons Restricted List and the JNL Covered Persons Debt Restructuring Restricted List, as applicable.  See the Inside Information Policy for more information and definitions.

3.
Initial Public Offerings.  No Covered Person may purchase any equity security or any security convertible into an equity security in an initial public offering (“IPO”) of that security.   For purposes of the Code, IPO means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

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4.	Private Placements. No Covered Person may purchase any security in a private placement without the prior written approval of Compliance. The request for approval shall be made in writing or by email.

5.
Dealing with Clients.  No Covered Person may sell or purchase any security to or from a client portfolio for such Covered Person’s account, for any account in which such Covered Person has or would have a Beneficial Interest, or for any account directly or indirectly controlled by or under the influence of the Covered Person.

6.
Exceptions.  Exceptions to the personal investment rules may be considered on a case-by-case basis by Compliance and will only be granted if the proposed conduct involves negligible opportunity for abuse.  Exception requests must be made in writing to the Chief Compliance Officer on the form attached as Appendix D, or to the extent permitted by Compliance, via PTA.

B.           Reports of Personal Investments and Transactions.

1.
Initial and Annual Account and Holdings Report.  Upon becoming subject to this Code and annually thereafter, each Covered Person must submit to Compliance the information contained in the Personal Securities Accounts and Holdings Report (“Personal Securities Report”) (a copy of which is attached as Appendix B) either in hard copy or, to the extent permitted by Compliance, through the electronic certification process contained in PTA with respect to every security and securities account in which the Covered Person has or expects to have a Beneficial Interest and every account (other than PPMA client accounts) over which the Covered Person, directly or indirectly, exercises influence or control.

a.
Securities Accounts.  As to securities accounts, the Personal Securities Report requires the Covered Person to identify the brokerage firm or other entity at which each such account is maintained, the title of the account, the account number, and the name and address of the brokerage firm or other entity.

When a Covered Person opens a new securities account, closes an existing account, or no longer has influence or control over an account, the Covered Person shall promptly notify Compliance of such change via the ‘Accounts’ menu in PTA.

b.
Securities Holdings.  As to securities holdings, the Personal Securities Report requires disclosure of the name of the security, the type of security, the number of shares or principal amount (for debt securities), the nature of the Covered Person’s interest in the security, and the brokerage firm where it is held.  A Covered Person need not report securities obtained in Exempt Transactions as described in Section II.B., above.

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c.	Timing of Reports.

i.
Initial Report.  The initial Personal Securities Report for those Covered Persons subject to this Code shall be submitted to Compliance within 10 business days after the Covered Person shall become subject to the provisions of this Code (“Coverage Date”), reporting the Covered Person’s securities accounts and holdings as of the Coverage Date.

ii.
Annual Report.  An annual Personal Securities Report shall be provided to Compliance reporting each Covered Person’s securities accounts and holdings as of December 31.  Securities holdings may be reported through account statements provided to Compliance pursuant to Section III.B.4 below.  Each Covered Person is required to check his or her annual Personal Securities Report provided by Compliance and either confirm its accuracy or, to the extent that securities that are required to be disclosed in such report are not reflected or the report is otherwise inaccurate, report such securities or corrections (i) on a hard copy of the Personal Securities Report attached hereto as Appendix B or (ii) to the extent permitted by Compliance, via PTA.    In addition, to the extent that account statements containing applicable securities information have not been received by Compliance, the Covered Person shall provide copies of such statements or report such securities holdings on the Personal Securities Report or as otherwise permitted in writing by Compliance.  Each Covered Person shall complete their annual Personal Securities Report and return it to Compliance by no later than February 14.

2.
Confirmations and Statements.  Each Covered Person is responsible for arranging to have confirmations and periodic account statements for each account listed by the Covered Person in the Covered Person’s Personal Securities Report sent by the broker or other entity holding the account to Compliance.

3.
Quarterly Reporting.  Each Covered Person shall report all Personal Securities Transactions completed during a quarter to Compliance no later than 30 days after the end of the quarter. If the brokerage or other account statements caused to be delivered to the Chief Compliance Officer by a Covered Person contain all the required information for every transaction during the quarter for such Covered Person, the Covered Person does not

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have to provide another report. However, a Covered Person must file a report covering any transaction not included in such account statements.

Many brokers deliver monthly statements. Statements received more frequently than the quarterly reports required by this Code may still be used to satisfy the Code’s reporting requirements.

a.
Quarterly Reports of Transactions.  Quarterly transaction reports, if provided by the Covered Person and not the Covered Person’s broker-dealer, shall include the following information for each transaction:

•	the date of the transaction;

•	title, the exchange ticker symbol or CUSIP (as applicable), interest rate and maturity date (if applicable), number of shares and the principal amount of each security involved;

•	the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);

•	the price at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected; and

•	the date the report is submitted.

b.
Reports of Changes in Accounts.  In addition, when a Covered Person opens a new securities account, closes an existing account, or no longer has influence or control over an account, and this information is not included in a brokerage statement, the Covered Person shall submit a quarterly report that discloses such change and includes:

•	the name of the broker, dealer or bank with whom the account was established or terminated; and

•	the date the account was established or terminated.

4.	Form of Reports. The Quarterly Personal Securities Reports may be in any form (including copies of confirmations or account statements) but must include the information required by paragraph 3 above.

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C.           Reports of Violations of the Code, Laws and Rules, and PPM Policies.

1.
Responsibility to Report Violations and Suspected Violations of the Code.  In accordance with the Code and other policies and procedures established by PPM and its UK Parent or Jackson including, but not limited to, the UK Parent Code of Business Conduct and other policies and procedures contained in the UK Parent Corporate Governance Manual, each Covered Person is responsible for reporting, promptly upon discovery, any evidence of an actual violation or, to the extent reasonably believed by such Covered Person, any suspected material violations of the Code or of applicable law.Such reporting must be made to the Covered Person’s supervisor, and to Compliance and, as appropriate, reporting may be made pursuant to the UK Parent Fraud Policy and Anti-Bribery Policy, by using the Confidential Reporting Line.

2.	Types of Reporting. Violations which may be subject to reporting include, but are not limited to the following:

•	Material violations of the provisions of the Code;

•	Material violations of any policy or procedure adopted by or applicable to PPM on behalf of Covered Persons;

•	Material noncompliance with applicable laws, rules and regulations;

•	Fraud or illegal acts involving any aspect of PPM’s business;

•	Material misstatements in regulatory filings, internal books and records, client records or reports; and

•	Material deviations from required controls established in procedures that safeguard clients and PPM.

IV.           ADMINISTRATION OF THE CODE

A.           Communications.

1.
Initial Communication and Certification.  Upon a Covered Person’s becoming subject to this Code, each Covered Person is provided with a copy of the Code.  At that time, each Covered Person also is scheduled to discuss the Code with Compliance.  Each Covered Person is required to acknowledge his or her understanding of the Code’s prohibitions and requirements by signing a Compliance Certificate in the form attached to this Code as Appendix C and returning it to Compliance for retention in PPM’s files, or to the extent permitted by Compliance, via PTA.

2.	Annual and Periodic Certification. Each year PPM will recirculate or otherwise republish the Code to all Covered Persons and each Covered Person

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is required to provide written affirmation that they have read and understand the Code and that the Covered Person will comply with the Code.  In addition, PPM will circulate any amendments to the Code and each Covered Person is required to provide similar affirmation.  Affirmations shall be made (i) on the Compliance Certificate in the form attached as Appendix C hereto or (ii) to the extent permitted by Compliance, via PPMA’s email system or PTA.

3.	Questions. Covered Persons are encouraged to direct any questions that may arise concerning the Code and its prohibitions to Compliance or to PPMA’s General Counsel.

B.	Review of Personal Securities Transactions.

1.
Periodic Review.  Compliance shall review each Covered Person’s Personal Securities Transactions no less frequently than quarterly, using the confirmations, any approvals of private placement purchases, Personal Securities Reports, and other account documentation to look for indications of improper Personal Securities Transactions.  Compliance shall discuss any questionable transactions with the Covered Person who effected the trade and make such other inquiries as Compliance in its discretion deems appropriate.  Compliance shall make a written record of any determination made with respect to any questionable transaction and the reasons underlying that determination.

C.           Recordkeeping.  Compliance shall maintain the records listed below (unless listed otherwise) for a period of five years at PPM’s principal place of business in an easily accessible place:

1.	List of Persons Covered by the Code. A list of all Covered Persons, which shall constitute a list of all persons subject to this Code during the period.

2.
Compliance Certificates.  Compliance Certificates signed by all Covered Persons acknowledging receipt of copies of the Code and acknowledging that they are subject to it, and, in the case of Covered Persons subject to the Code in prior periods, certifying that he or she complied with the Code during that prior period.  Such certifications shall be maintained for each Covered Person for five years following the last date they were subject to the Code.

3.	Codes. A copy of each code of ethics that has been in effect at any time during the period.

4.	Reports. A copy of each Personal Securities Report, confirmation and statement submitted by a Covered Person and a record of any known violation and action taken as a result thereof during the period.

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5.	Private Placement Approval. A copy of each record evidencing prior approval of, and the rationale supporting, an acquisition by a Covered Person of securities in a private placement.

6.
Exception Requests.  A copy of each exception request submitted on the form attached as Appendix D, or to the extent permitted by Compliance, via PTA, and a copy of each record evidencing approval of, and the rationale supporting an exception granted during the period.

D.           Annual Review of Procedures.  The Code shall be reviewed by PPM’s management at least annually to assess its effectiveness, in conjunction with PPM’s other policies and procedures, in preventing improper and illegal personal securities trading by a Covered Person.

V.           VIOLATIONS OF THE CODE

Sanctions may be imposed against a Covered Person for violations of this Code as deemed appropriate under the circumstances.  Such sanctions may include unwinding a transaction, forfeiture of any profit from a transaction, imposition of pre-clearance requirements, censure, or such other action as the board of directors deems appropriate.

Violations of this Code may also violate the federal securities laws.  Sanctions for violations of the federal securities laws, particularly violations of the antifraud provisions, include fines, money damages, injunctions, imprisonment, and bars from certain types of employment in the securities business.

Compliance may report conduct believed to violate the law or regulations applicable to PPMA or the Covered Person to the appropriate regulatory authorities.

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A-1	Appendix A

EXAMPLES OF BENEFICIAL OWNERSHIP

You will be deemed to have a Beneficial Interest in a security for purposes of the Code in the circumstances listed below.

1.           Securities held by you for your own benefit, whether such securities are in bearer form, registered in your own name, or otherwise;

2.           Securities held by others for your benefit (regardless of whether or how such securities are registered), such as, for example, securities held for you by custodians, brokers, relatives, executors, or administrators;

3.           Securities held in the name of your spouse unless legally separated, or in the name of you and your spouse jointly;

4.           Securities held in the name of any relative of you or your spouse (including an adult child) who is presently sharing your home - even if the securities were not received from you and the income from the securities is not actually used to maintain your household;

5.           Securities held in the name of any person other than you and those listed in paragraphs (3) and (4), above, if by reason of any contract, understanding, relationship, agreement, or other arrangement you obtain benefits substantially equivalent to those of ownership;

6.           Securities held by a pledgee for your account;

7.           Securities held by a trust in which you have an interest.  A remainder interest confers beneficial ownership only if you have power to exercise or share investment control over the trust;

8.           Securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an interest in the trust;

9.           Securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or share investment control;

10.         Securities held by any non-public partnership in which you are a partner to the extent of your interest in partnership capital or profits;

11.         Securities held by a personal holding company controlled by you alone or jointly with others;

12.         Securities held in the name of any person other than you, even though you do not obtain benefits substantially equivalent to those of ownership (as described in (11), above), if you can vest or revest title in yourself;

13.         Securities held by an investment club in which you are a member; and.

14.         Securities held by others, where you make investment or voting decisions for the account.

This is not a complete list of the forms of ownership that could constitute a Beneficial Interest for purposes of this Code.  If you have a question or are in doubt about whether you would be considered to have a Beneficial Interest in any account, you should contact Compliance.

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B-1	Appendix B

PERSONAL SECURITIES ACCOUNTS AND HOLDINGS REPORT

In accordance with this Code of Ethics and Conduct for Certain Jackson National Life Employees (the “Code”), please provide a list of all of your securities accounts and securities holdings in which you have a Beneficial Interest and sign the form on page B-2 certifying the information that you are reporting.  To the extent permitted by Compliance, you may report this information through the PTA system.

This list must be current as of (a) in the case of initial reports, the date you became a Covered Person and (b) in the case of annual reports, as of December 31 of the year ended prior to submission of the report.  Annual Reports must be submitted to the Compliance Department no later than February 14 of each year.  More detailed instructions are set forth below.  You will be asked to complete this report upon becoming a Covered Person under the Code and annually thereafter.  In addition, during the course of the year, if you open a new account or otherwise obtain a Beneficial Interest in a securities account, the Code requires that you report that new account in writing to Compliance.  If you have any question as to whether a security account or holding should be reported on this Report, you should consult with Compliance.

1.           Please provide a list identifying all securities accounts in which you have a Beneficial Interest.  See Appendix A to the Code for examples of situations in which you will be deemed to have a Beneficial Interest in a security.

NAME OF ACCOUNT	Account Number	Name and Address of Brokerage Firm

NOTE:  CONTINUE LISTING AS NECESSARY ON ADDITIONAL SHEETS

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B-2	Appendix B

2.           Please provide a list of all securities in which you have a Beneficial Interest.  See Appendix A to the Code for examples of situations in which you will be deemed to have a Beneficial Interest in a security.  You need not include securities that you obtained in Exempt Transactions as defined in the Code.  If you do not have any securities holdings to report, write NONE.  Instead of listing your securities holdings on this form, you may provide Compliance copies of the most recent statements of each of the accounts listed above; however, you must submit the certification below along with your account statements.  Any securities not included in those statements should be reported separately below.

NAME OF SECURITY	Type of Security1	Exchange Ticker Symbol or CUSIP2	Number of Shares or Principal Amount 2	Brokerage Firm Where Held

NOTE:  CONTINUE LISTING AS NECESSARY ON ADDITIONAL SHEETS

I CERTIFY THAT THE STATEMENTS MADE BY ME ON THIS FORM ARE TRUE, COMPLETE, AND CORRECT TO THE BEST OF MY KNOWLEDGE AND BELIEF AND ARE MADE IN GOOD FAITH.

Date	Signature

1 Insert the following symbol as pertinent to indicate the type of security held:  C-common stock, P-preferred stock, O-option, W-warrant, D-debt security, and X-other.
2 For Debt Securities.

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C-1	Appendix C

COMPLIANCE CERTIFICATE
_________________________
Name (print or type)

This is to certify that the attached Code of Ethics and Conduct for certain Jackson National Life Employees (“Code”) was distributed and explained to me.  I have read and understand the Code.  I certify that I will comply with these policies and procedures during the time that I am a Covered Person under the Code and that, since my last Compliance Certification (if any), I have complied with the Code.  Moreover, I agree to promptly report to Compliance at PPM America, Inc. any violation or possible violation of these policies and procedures.  I UNDERSTAND THAT VIOLATION OF THE CODE SHALL BE GROUNDS FOR DISCIPLINARY ACTION AND MAY ALSO BE A VIOLATION OF FEDERAL AND/OR STATE SECURITIES LAWS.

Date	Signature

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D-1-	Appendix D

PPM HOLDINGS, INC.
PPM AMERICA, INC.
PPM FINANCE, INC.
JACKSON NATIONAL LIFE INSURANCE COMPANY

CODE OF ETHICS AND CONDUCT
FOR CERTAIN JACKSON NATIONAL LIFE EMPLOYEES

REQUEST FOR EXCEPTION

Section I.D. of the Code of Ethics and Conduct for Certain Jackson National Life Employees (the “Code”) permits Compliance to grant exceptions to the requirements of the Code (an “Exception”) under limited circumstances.  Please note: capitalized terms not otherwise defined in this Appendix have the meanings ascribed to them in the Code.  In order to facilitate the process of reviewing any request for an Exception to the Code, please provide the following information:

Part I.  Request and Related Facts (to be completed by the party requesting the Exception)

1.	State the provision of the Code for which an Exception is requested:

2.
Describe below (or attach hereto) the proposed Exception, together with any relevant factors you are aware of relating to the proposal.  In particular, please describe any circumstance or factor in which the proposed Exception may result in a breach of the duties owed to PPM’s clients by either any individual or PPM (if none, please indicate accordingly):

Requested for approval:

I certify that I have read and understand the section(s) of the Code that would otherwise restrict the proposed Exception listed above and to the best of my knowledge I believe that the proposed Exception (i) involves no material opportunity for abuse and (ii) does not result in a breach of the duties owed to PPM clients by me, any individual at PPM or PPM.

Name	Title	Date

Approved by (Supervisor)

Name

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D-2-	Appendix D

Part II:  Legal/Regulatory Due Diligence (to be completed by the Legal/Compliance Department)

Discuss briefly below, or attach hereto, any Legal, Compliance or Regulatory concerns relating to the proposed Exception, including any qualifications with respect to your recommendation:

Recommended for approval:

Yes

No

Name	Title	Date

Part VI:  Determination of the Chief Compliance Officer (to be completed by the Chief Compliance Officer or his designee)

Compliance shall review the foregoing information to determine whether the proposed Exception (i) involves no material opportunity for abuse and (ii) does not result in a breach of the duties owed to clients by either the individuals listed or PPM.  In light thereof and upon review of the foregoing, the proposed Exception is:

Approved*

Not Approved

Name	Title	Date

*Any qualifications to such approval are set forth below:

The Compliance Department shall retain in its files a copy of this Request and any related information.

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